Exhibit T3B10

OPERATING AGREEMENT

OF

IDEAL OILFIELD DISPOSAL, LLC

THIS OPERATING AGREEMENT is dated and adopted this 27th day of January, 2014, by the person whose name is subscribed below, who constitutes the sole member of IDEAL OILFIELD DISPOSAL, LLC, a North Dakota Limited Liability Company.

The member agrees as follows:

ARTICLE 1

Organization of Company

1.01 Name: The name of the Limited Liability Company that is to be formed and operated pursuant to this Operating Agreement is IDEAL OILFIELD DISPOSAL, LLC, which is a Limited Liability Company organized under the Limited Liability Company Act of the State of North Dakota.

1.02 Registered Agent and Office: The Company’s registered agent in North Dakota is Mark Johnsrud, whose business address is 2951 125th Ave. N.W., Watford City, North Dakota 58854. The Company may designate other registered agents or offices at any time in this state or, if necessary, in other states.

1.03 Principal Place of Business: The Company’s principal place of business is located at 2951 125th Ave. N.W., Watford City, North Dakota 58854. The Company may establish additional offices at any time.

1.04 Term: The term of existence of the Company shall begin with the filing or acceptance of its Articles of Organization and shall continue until the dissolution and termination of the Company as provided in Article 8 of this Operating Agreement.

1.05 Purpose: The purpose of the Company is to engage in the business of salt water disposal from oil and gas operations and to engage in any lawful business or activity for which a Limited Liability Company may be organized under the North Dakota Limited Liability Company Act.

ARTICLE 2

Membership and Capital

2.01 Initial Members: The name and address of the initial member of the Company is: Badlands Power Fuels, LLC, a Delaware limited liability company, whose principal place of business is 14624 N. Scottsdale Road, Suite 300, Scottsdale, Arizona 85254.

2.02 New or Substituted Members: New members shall be admitted to the Company only upon the written consent of the existing member. An assignee of a member’s ownership interest in the Company shall be admitted to the Company as a substituted member only upon the written consent of 100 percent of the members. A new or substituted member, as a condition of being admitted to membership in the Company, shall be fully bound by the terms and provisions of this Operating Agreement and all amendments thereto, whether or not the new or substituted member actually signs this agreement or an addendum thereto.

2.03 Ownership Interests: The ownership interest of each member of the Company shall be expressed in terms of a percentage. The total ownership interests of all members shall always equal 100 percent. The ownership interests of new members shall be determined prior to admission by the existing members. The ownership interests of the initial members are set forth in section 2.04 of this Operating Agreement.

2.04 Capital Contributions: A member’s capital contributions to the Company may consist of cash, property, services rendered, or a written promise to contribute cash, property or services in the future. The value of all capital contributions shall be determined by the members. A member shall not be entitled to withdraw a capital contribution without the consent of all other members. A member shall not be entitled to interest on or with respect to any capital contribution. Additional capital contributions may be made by a member only with the consent of all other members. The capital contributions required of new members shall be determined by the existing members. The initial capital contributions and the initial ownership interest of the initial members of the Company are set forth below:

Type and Value of Capital
Name	Contribution	Ownership Interest

2.05 Capital Accounts: The Company shall maintain a capital account for each member. A member’s capital account shall consist of the total amount of the member’s capital contributions to the Company, plus any net income or gain allocated to the member by the Company, plus the amount of any Company liability assumed or secured by the member, less the value of any money or property distributed to the member by the Company, less any net losses allocated to the member by the Company, less the amount of any liabilities of the member assumed or secured by the Company.

2.06 Resignation of Member: A member may resign, retire or withdraw from the Company at any time by giving 5 days advance written notice thereof to the remaining members. The right of a resigning, retiring or withdrawing member to compensation for the member’s ownership interest in the Company shall be governed by the provisions of Article 6 of this Operating Agreement. The resignation, retirement or withdrawal of a member shall terminate the member’s membership and voting rights in the Company as of the date of the resignation, retirement or withdrawal.

ARTICLE 3

Management

3.01 Management by Members: The Company shall be managed by the members. The Company shall not have managers within the meaning of the North Dakota Limited Liability Company Act. No member shall be entitled to compensation for managing the Company unless otherwise approved in advance by the members.

3.02 Authority of Members: Each member may exercise all powers of the LLC and perform any lawful act or function deemed necessary or appropriate in the ordinary course of the Company business, except as otherwise provided in the Operating Agreement. However, a member may not perform any of the following acts or functions without the written consent of all members:

(1)	Dissolve or terminate the Company.

(2)	Sell or transfer all or a significant part of the Company assets.

(3)	Merge or consolidate the Company with another entity.

(4)	Incur a Company liability in excess of $250,000.

(5)	Any other act or function which requires the approval or consent of all of the other members by the terms of this Operating Agreement or by the provisions of the North Dakota Limited Liability Company Act.

3.03 Voting Requirements: Except as otherwise provided in this Operating Agreement or in the North Dakota Limited Liability Company Act, all matters requiring the vote, consent or approval of the members shall require the vote, consent or approval of a majority of the members.

3.04 Membership Meetings: The members may bold regular or special meetings either in the State of North Dakota or elsewhere. Regular meetings of the members may be held without notice at such time and place as may be determined by the members. A special meeting of the members may be called by any member by giving 5 days prior written notice of the time, place and purpose of the meeting to the other members. Notice shall be as provided in Section 9.03 of this Operating Agreement. Notice of any meeting may be waived by any member.

3.05 Action Without Meeting: Action may be taken by the members without meeting if all members sign a written consent to the action taken or in any other manner provided for in the “Action Without Meeting” provisions of the North Dakota Limited Liability Company Act.

3.06 Telephonic Meetings: Members may participate in a meeting by means of conference telephone or other video or audio communications equipment whereby all persons participating in the meeting can simultaneously hear each other. Participation in such a meeting by a member shall constitute the presence of the member at the meeting.

3.07 Officers: The required officers of the Company shall be a President and a Secretary. The members may also elect a Treasurer and such other officers as may be deemed necessary by the members. The same person may simultaneously hold any number of offices.

Each officer shall be elected by majority vote of the members and shall hold office until a qualified successor has been elected. Any officer may be removed from office by majority vote of the members at a special meeting called for that purpose. The duties of the officers shall be determined by the members. The compensation of the officers, if any, shall be fixed by the members.

ARTICLE 4

Allocations and Distributions

4.01 Allocation of Income and Loss: The net income or losses of the Company shall be allocated to the members at the end of each accounting period in proportion to their respective ownership interests in the Company. The gains, losses, deductions and other income tax items of the Company shall be allocated to the members in the same manner, except as otherwise provided in this Article.

4.02 Partnership Tax Provision: The members expect and intend that the Company shall elect to be classified as a partnership for federal income tax purposes. The members agree individually that they will do nothing with respect to their individual income tax returns that its inconsistent with or that will otherwise jeopardize the Company’s partnership tax status.

4.03 Special Tax Provision: The income, gain, loss or deduction with respect to an asset contributed to the capital of the Company by a member shall, in accordance with Section 704(c) of the Internal Revenue Code and solely for tax purposes, be allocated between the members so as to take into account any variation between the adjusted income tax basis of the property to the Company and its actual value when contributed.

4.04 Allocations Upon Transfer: If, during an accounting period, a member transfers to member’s rights to Company profits, losses and other income tax items to another person, the profits, losses and other tax items that would otherwise have been allocated to the transferring member for the accounting period shall be allocated between the transferor and the transferee pursuant to any methods chosen by the member that is permitted under Section 706 of the Internal Revenue Code.

4.05 Distributions: All distributions by the Company shall be made to the members in proportion to their respective ownership interests as shown in the books and records of the Company. Distributions shall be made in the amount and at such times as are approved by the members. All distributions shall be by cash or Company check unless the members approve a different form of distribution.

4.06 Restriction on Distribution: The Company shall not make a distribution to the members unless immediately after giving effect to the distribution, all liabilities of the Company, other than liabilities to the members on account of their interest in the Company and liabilities as to which recourse of creditors is limited to specified property of the Company, do not exceed the fair value of the Company assets, provided that the fair value of any property that is subject to a liability as to which recourse of creditors is so limited shall be included in the Company assets only to the extent that the fair value of the property exceeds such liability.

ARTICLE 5

Accounting, Books and Records

5.01 Accounting Practices and Tax Year: The Company shall keep its books and records and prepare its financial statements in accordance with generally accepted accounting principles and shall prepare its income tax returns using such methods of accounting. The Company tax year shall be the calendar year.

5.02 Location and Inspection: Proper and complete books of account and records of the business of the Company shall be kept at the Company’s principal office and at such other places as may be designated by the members. Notice shall be given to each member of any changes in the location of the Company books and records. The Company books and records shall be open to inspections, audit and copying by any member, or the designated representative of a member, upon reasonable notice at any time during business hours for any purpose reasonably related to the member’s interest in the Company. Any information so obtained or copied shall be kept and maintained in strict confidence except as otherwise required by law.

5.03 Reliance on Books and Records: A member shall be fully protected in relying in good faith upon the records and books of account of the Company and upon such information, opinions, reports or statements presented to the member, by the Company or any of its other members, officers, or employees, or by any other person selected by the Company, as to matters which the member reasonably believes are within such other person’s field of expertise, including information, opinions, reports or statements as to the value and amount of the assets from which distributions to members might properly be paid.

5.04 Reports and Tax Returns: A financial statement for the Company shall be made and reported on as of the end of each fiscal year. A copy of the annual financial statement and report shall be transmitted to the members within ninety days after the end of each fiscal year. The Company shall, within ninety days after the end of each fiscal year, file a federal income tax informational return and transmit to each member a schedule showing the member’s distributive share of the Company’s income, losses, deductions, credits, and other information necessary to enable to members to timely file their federal income tax returns. The Company shall also file and provide information to the members regarding, all applicable state and local income tax returns. The Company’s “Tax Matter Partner” shall be Badlands Power Fuels, LLC, who shall have the authority to exercise the functions provided in Sections 6221-6223 of the Internal Revenue Code and the authority to delegate those functions to another person.

ARTICLE 6

Deceased or Disassociated Members

6.01 Disassociation of a Member: The withdrawal, resignation, retirement, expulsion, bankruptcy or dissolution of a member shall terminate the membership of the member in the Company. Such a member shall constitute a “disassociated member.”

6.02 Compensation of Deceased or Disassociated Members:

(1) If the death or disassociation of a member causes the dissolution and termination of the Company, a deceased or disassociated member, or the estate or legal representative thereof, shall be entitled to participate in the winding up and liquidation of the Company to the same extent as a member.

(2) If the death or disassociation of a member does not cause the dissolution and termination of the Company, a deceased or disassociated member, or the estate or legal representative thereof, shall be entitled to compensation in an amount equal to the capital account of the deceased or disassociated member as shown on the Company books, increased or decreased, as the case may be by the member’s share of Company profits or losses for the portion of the Company’s current fiscal year ending on the date of the member’s death or disassociation, and decreased by withdrawals made by the member during the fiscal year and decreased by any damages sustained by the Company as a result of any expulsion or wrongful disassociation by the disassociated member. No allowance shall be made for goodwill or other intangible assets except as those assets have been reflected in the Company books immediately prior to the death or disassociation of the member. The amount payable under this section shall be paid by the Company to the deceased or disassociated member, or to the estate or legal representative thereof, in not more than 10 semiannual installments with interest at 6% per annum beginning not more than 1 month after the date of the death or dissociation.

ARTICLE 7

Indemnification and Limitation of Liability

7.01 Indemnification: A member shall be indemnified for all damages and expenses, including attorney’s fees, and held harmless by the Company from any liability resulting from any act or omission committed by the member on behalf of the Company to the fullest extent permitted under the North Dakota Limited Liability Company Act and other laws of the State of North Dakota.

7.02 Exculpation: A member shall not be liable to the Company or to any other member for any act, omission or error committed by the member while acting on behalf of the Company in accordance with the standards of conduct, if any, established in the North Dakota Limited Liability Company Act.

7.03 Limitation of Liability: No member shall be personally liable for any debt, liability or obligation of the Company solely by reason of being a member of the Company.

ARTICLE 8

Dissolution and Termination

8.01 Dissolution: the Company shall be dissolved upon the first to occur of the following events:

(1) The expiration of the term or period of existence, if any, set forth in its Articles of Organization.

(2) The unanimous written consent of the members to dissolve the Company.

(3) The death, retirement, resignation, withdrawal, expulsion, bankruptcy or dissolution of a member, unless there are at least two remaining members and all of the remaining members consent to continue the Company and its business within 5 days after the occurrence of the event causing the dissolution.

(4) The entry of a decree of judicial dissolution as provided in the North Dakota Limited Liability Company Act.

8.02 Winding up: The members shall have the power and authority necessary to marshall the Company assets, pay the Company creditors, distribute the Company assets, and otherwise wind up the business and affairs of the Company upon dissolution. The members shall also have the authority to continue to conduct the business and affairs of the Company after dissolution to the extent reasonably necessary to effect an orderly and profitable winding up of the Company’s business and affairs.

8.03 Liquidation and Termination: After the dissolution of the Company and the winding up of its business and affairs, the Company shall be liquidated by the members, whereupon the assets of the Company shall be distributed in accordance with the distribution priorities set forth in the North Dakota Limited Liability Company Act. Immediately following the distribution of the Company’s assets, the members shall perform the acts necessary to terminate the existence of the Company.

ARTICLE 9

Miscellaneous

9.01 Amendment: This Operating Agreement, or any provision thereof, may be amended at any time by a majority vote of the members at a special meeting duly called for that purpose, except that any provision of this Operating Agreement that provides for a membership vote, approval or consent of greater than a majority may be amended only by a membership vote that is equal to that specified in the provision sought to be amended.

9.02 Governing Law: This Operating Agreement shall be governed by the North Dakota Limited Liability Company Act and other laws of the State of North Dakota, as such Act and Jaws may from time to time be amended.

9.03 Notices: Any notice given by a member to another member or to the Company, or given by the Company to a member, shall be in writing and shall be deemed effectively given upon personal delivery or upon deposit in the U.S. Mail by registered or certified mail, return receipt requested, or upon confirmed facsimile transmission for delivery to the company or to such member, at the address or facsimile number shown in the records of the Company.

9.04 Definition: The term “members” as it appears in this Operating Agreement includes those persons who are members of the Company under the terms of this Operating Agreement at the time in question.

9.05 Ratification of Organizer: The acts and deeds of the organizer or organizers performed in the course of organizing the Company are hereby approved and ratified by the members.

9.06 Entire Agreement: This Operating Agreement and the amendments thereto, if any, constitute the entire agreement among the parties with respect to the Company and the operation of its business.

9.07 Binding Effect: This Operating Agreement and the amendments thereto, if any, shall be binding on, and shall inure to the benefit of, the Company, the members, and their respective transferees, successors, assigns and legal representatives.

IN WITNESS WHEREOF, the member has subscribed its name to this Operating Agreement on or as of the day and year first above written.

BADLANDS POWER FUELS, LLC

/s/ Mark Johnsrud
Mark Johnsrud, Chairman and Chief Executive Officer